UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_________________________________
FORM 8-K
_________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 24, 2019
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Strategic Realty Trust, Inc.
(Exact name of Registrant specified in its Charter)
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Maryland	000-54376	90-0413866
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)
P.O. Box 5049
San Mateo, California, 94402
(Address of Principal Executive Offices, including Zip Code)
Registrant’s telephone number, including area code: (650) 343-9300

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.
Amended and Restated Credit Facility
Multi-Property Secured Financing
On December 24th, SRT SF Retail I, LLC, and SRT LA Retail, LLC, wholly owned subsidiaries of the Strategic Retail Operating Partnership, LP (“Operating Partnership”) (collectively the “Borrowers”) entered into a Loan Agreement (the “Loan Agreement”) with PFP Holding Company, LLC (the “Lender”) for an $18.0 million non-recourse secured loan (the “Loan”). The Loan is secured by first deeds of trust on Strategic Realty Trust Inc.’s (the “Company”) five San Francisco assets (Fulton Shops, 8 Octavia, 400 Grove, 450 Hayes and 388 Fulton Street) as well as the Company’s Silverlake Collection located in Los Angeles. Proceeds from the Loan will be used by the Company to pay down the Second Amended and Restated Credit Facility and in connection with such payment, the properties referenced above were released from liens related to that Credit Facility.
The Loan matures on January 9, 2023. The Borrowers have options to extend the term of the loan for two additional twelve-month periods, subject to the satisfaction of certain covenants and conditions contained in the Loan Agreement. The Borrowers have the right to prepay the Loan in whole at any time or in part from time to time, subject to the payment of yield maintenance payments if such prepayment occurs in the first 18 months of the loan term, calculated through the 18th monthly payment date, as well as certain expenses, costs or liabilities potentially incurred by the Lender as a result of the prepayment and subject to certain other conditions contained in the loan documents. Individual properties may be released from the Loan collateral in connection with bona fide third-party sales, subject to compliance with certain covenants and conditions contained in the Loan Agreement. Any prepayment or repayment on or before the first 12 months of the loan term in connection with a bona fide third-party sale of a property securing the Loan shall only require the payment of yield maintenance payments calculated through the 12th monthly payment date.
The Loan is a floating LIBOR rate loan which will bear interest at 30-day LIBOR (with a floor of 1.50%) plus 2.80%. The default rate is equal to 5% above the rate that otherwise would be in effect. Monthly payments are interest only with the entire principal balance and all outstanding interest due at maturity.
Pursuant to the Loan, the Borrower and the Company must comply with certain matters contained in the loan documents including but not limited to, (i) requirements to deliver audited and unaudited financial statements, SEC filings, tax returns, pro forma budgets, and quarterly compliance certificates, and (ii) minimum limits on the Company’s liquidity and tangible net worth. The Loan contains customary covenants, including, without limitation, covenants with respect to maintenance of properties and insurance, compliance with laws and environmental matters, covenants limiting or prohibiting the creation of liens, and transactions with affiliates.
In connection with the loan, the Company executed customary non-recourse carveout and environmental guaranties, together with limited additional assurances with regard to the condominium structures of the San Francisco assets.
Sale of Joint Venture Interests
The Company and its indirectly owned subsidiaries SRT SGO, LLC (“SRT SGO”), SRT TRS, LLC (“SRT TRS”) and SRT SGO MN, LLC (“SRT SGO MN”) (collectively, the “Sellers”), entered into the Membership Interest Purchase Agreement, dated December 27, 2019, with Glenborough Property Partners, LLC (the “Purchaser”), an affiliate of the Company’s external advisor, SRT Advisor, LLC, and an affiliate of the Company’s property manager, Glenborough, LLC (“Glenborough”). Andrew Batinovich, the Company’s Chief Executive Officer, Corporate Secretary and a director, is also the Chief Executive Officer and President of Glenborough and owns a controlling interest in Glenborough. Under the Membership Interest Purchase Agreement, the Sellers sold and transferred all of their interests in the membership interests (described further below) to the Purchaser in exchange for $4.2 million. At the request of the Audit Committee of the Board of Directors, the Company received a fairness opinion from a third-party financial advisory and valuation firm that opined that the purchase price was fair to the Company from a financial point of view.

The membership interests transferred pursuant to the Membership Interest Purchase Agreement consisted of the following: (i) a 19% membership interest in SGO Retail Acquisitions Venture, LLC and (ii) a 10% Category A membership interest and a 10% Category B membership interest in SGO MN Retail Acquisitions Venture, LLC. As of September 30, 2019, those two ventures owned, in aggregate, five retail centers, comprising an aggregate of approximately 494,000 square feet and located in two states. The proceeds of this transaction will allow the Company to enhance its liquidity and working capital reserves in light of the impending maturity date of the Company’s Second Amended and Restated Line of Credit.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC REALTY TRUST, INC.

Dated: December 30, 2019	By:	/s/ Andrew Batinovich
Andrew Batinovich
Chief Executive Officer